AMENDMENT NO. 1
                               to
                    STOCK PURCHASE AGREEMENT



     This Amendment No. 1 to Stock Purchase Agreement (this "Amendment") is entered into as of October 9, 2003, by and between Solico International, Inc., a Texas corporation ("Purchaser"), and George K. Broady ("Seller"). Purchaser and Seller are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                            RECITALS

     WHEREAS, the Parties previously entered into that certain
Stock Purchase Agreement as of September 22, 2003 (the "Stock
Purchase Agreement"); and

     WHEREAS, the Parties, in accordance with Section 10.8 of the Stock Purchase Agreement, desire to amend the terms of the Stock
Purchase Agreement to their mutual benefit in accordance with the terms of this Amendment;

     NOW THEREFORE, the Parties, in consideration of the above recitals, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby agree to the following:

  1. AMENDMENT TO RECITALS. The second paragraph of the Recitals to the Stock Purchase Agreement is deleted in its entirety and replaced with the following language:

          "Purchaser desires to acquire, and Seller desires to sell, all right, title and interest of Seller in and to 1,064,718 shares of common stock, par value $.01 per share (the "Common Stock") of "American Building Control, Inc., a Delaware corporation (the "Company").

  2. AMENDMENT OF SECTION 2.1. Subsection (a) of Section 2.1 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following language:

          "(a) First Closing. The closing (the "First Closing") of the purchase and sale of 275,000 of the Purchased Shares (the "First Closing Shares"), for an aggregate purchase price of $400,000 (the "First Purchase Price"), will take place at 11:00 a.m. Central, on or before October 31, 2003, at the offices of Andrews & Kurth L.L.P., 111 Congress Avenue, Suite 1700, Austin, Texas 78701, or at such other time and place as the Parties may agree."

  3. AMENDMENT OF SECTION 2.3.  Section 2.3 of the Stock Purchase
     Agreement is deleted in its entirety and replaced with the following language:

          "(a) "Put Option.  Seller shall have the right
          (the "Put Option"), but not the obligation, to sell all of the remaining 589,718 Common Shares owned by Seller (the "Remaining Common Shares") after consummation of the First Closing and the Second Closing (collectively, the "Option
          Shares"), on June 30, 2004 (the "Option Date"), for an aggregate purchase price of $1,621,724.50 for the Remaining Common Shares (the "Option
          Price")

          "(b) Call Option. Purchaser shall have the right (the "Call Option"), but not the obligation, to purchase all, but not less than all, of the Option Shares from Seller on the Option Date for the Option Price.

          "(c) Exercise.  Seller may exercise the Put
          Option, and Purchaser may exercise the Call
          Option, by delivery of written notice to the other Party of Seller's election to exercise the Put Option or Purchaser's election to exercise the Call Option, as the case may be, on or before the Option Date.

          "(d) Closing. The closing of the purchase and sale of the Option Shares pursuant to the exercise of the Put Option or Call Option (the "Option Closing") will take place at 11:00 a.m. Central no later than five (5) business days following the Option Date.

          "(e) Termination. In the event that Seller does not exercise the Put Option and Purchaser does not exercise the Call Option by delivery of notice thereof on or before the Option Date as provided in this Section 2.3, each of the Put Option and the Call Option shall automatically terminate."

     In addition thereto, each reference in the Stock Purchase Agreement to "Purchase Option," "Purchase Option Expiration Date," "Purchase Option Purchase Price," and "Purchase Option Closing" shall be amended to read, respectively "Put Option," "Option Expiration Date," "Option Purchase Price," and "Option Closing."

  4. AMENDMENT OF SECTION 7.3. Subsection (a) of Section 7.3 of the Stock Purchase Agreement is deleted in its entirety with the following language:

          "(a) Purchaser and certain shareholders of the Company affiliated with Seller (excluding Seller, the "GKB Group") shall have entered into a definitive, binding agreement (the "GKB Group Purchase Agreement"), satisfactory to Purchaser and its counsel, pursuant to which Purchaser shall acquire (or have the right to acquire) a minimum of 637,932 shares (the "GKB Group Shares") of Common Stock owned by the GKB Group; and"

  5. AMENDMENT OF SECTION 7.4.  Section 7.4 of the Stock Purchase
     Agreement is deleted in its entirety and replaced with the following language:

          "[Intentionally Deleted]"

  6. AMENDMENT OF SECTION 7.5.  Section 7.5 of the Stock Purchase
     Agreement is deleted in its entirety and replaced with the following language:

          "[Intentionally Deleted]"

  7. AMENDMENT OF SECTION 8.1. Subsection (e) of Section 8.1 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following language:

          "(e) by either Purchaser or Seller if the First Closing has not occurred on or before November 15, 2003, or such later date as the parties may agree upon; or"

  8. EFFECT OF AMENDMENT. Except as expressly amended by the terms hereof, the terms and provisions of the Stock Purchase
     Agreement shall continue in full force and effect.

  9. COUNTERPARTS. This Amendment may be executed by facsimile signature in one or more counterparts, each of which will be deemed to constitute an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.


                    [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

                              SOLICO INTERNATIONAL, INC.,
                              a Texas corporation


                              By:  /s/  J. COLLIER SPARKS
                                 ------------------------------
                              Name:  J. Collier Sparks
                                   ----------------------------
                              Title: President
                                    ---------------------------


                              /s/  GEORGE K. BROADY
                              ---------------------------------
                              George K. Broady